Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

KCAP FINANCIAL, INC.

* * * * *

KCAP Financial, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

ARTICLE I

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation as currently in effect, including all amendments thereto (the “Certificate of Incorporation”).

ARTICLE II

The Certificate of Incorporation of the Corporation shall be amended by deleting Article I in its entirety and substituting in lieu thereof the following:

ARTICLE I

NAME

The name of the Corporation is Portman Ridge Finance Corporation (the “Corporation”).

ARTICLE III

The amendment set forth herein shall become effective immediately upon the filing of this Certificate of Amendment.

ARTICLE IV

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

ARTICLE V

All other provisions of the Certificate of Incorporation of the Corporation shall remain unchanged and in full force and effect.

(Signature appears on following page)

IN WITNESS WHEREOF, said Corporation hereby executes this Certificate of Amendment on this 1st day of April, 2019.

KCAP FINANCIAL, INC.

By:	/s/ Dayl W. Pearson
Name:	Dayl W. Pearson
Title:	Chief Executive Officer